Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into by and between Gerry P. Smith (the “Executive”) and Office Depot, Inc., a Delaware corporation (“Company”).

WHEREAS, Company desires to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive desires to be employed by Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	TERM

Executive’s employment hereunder shall be effective on February 27, 2017 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter (such third anniversary date and each annual anniversary thereafter, being a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless either party provides written notice to the other party of its intention not to extend the term of this Agreement at least ninety (90) days prior to the applicable Renewal Date. The period during which Executive is employed by Company hereunder is hereinafter referred to as the “Employment Term.”

2.	POSITION AND DUTIES

2.1	POSITION

During the Employment Term, Executive shall serve as the Chief Executive Officer of Company, reporting solely to the board of directors of Company (the “Board”). In such position, Executive shall be the most senior executive officer of Company and shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be customary for persons occupying such position in companies of like size and type. All of the members of Company’s executive leadership team (the “ELT”) shall report directly to Executive, except to the extent he determines otherwise. Executive shall be appointed as a member of the Board as of the Effective Date. At each annual meeting of Company shareholders during the Employment Term, Company shall nominate Executive to serve as a member of the Board. Executive shall not receive any additional compensation for services as a member of the Board. Executive shall, if requested, also serve as an officer or director of any affiliate of Company for no additional compensation.

2.2	DUTIES

During the Employment Term, Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board (not to be unreasonably withheld) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Board in accordance with Company’s conflict of interest policy, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any entity; provided that, such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further that, the activities described in clauses (a) and (b), in each case and in the aggregate, do not materially interfere with the performance of Executive’s material duties and responsibilities to Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof. Executive has disclosed all such business, civic and charitable organizations for which he serves as of the date of this Agreement, and the Board has acknowledged that, as of the date of this Agreement, the same do not currently conflict with, and are not expected to interfere with, Executive’s duties hereunder.

3.	PLACE OF PERFORMANCE

The principal place of Executive’s employment shall be Company’s principal executive office, which is currently in Boca Raton, Florida; provided that, Executive may be required to travel on Company business during the Employment Term. Executive shall be regularly and consistently present at Company’s principal executive office during business hours except while traveling on Company business or on vacation. Executive shall relocate to a personal residence within close proximity of Company’s principal executive office no later than December 31, 2017.

4.	COMPENSATION

4.1	BASE SALARY

Company shall pay Executive an annual base salary at the rate of $1,100,000 (partial years prorated) payable in substantially equal installments in accordance with Company’s customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (except to the extent Executive has properly deferred such base salary pursuant to a Company deferred compensation plan or arrangement, if any). Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase (but not decrease) the base salary during the Employment Term, subject to approval of a majority of independent Board members. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2	ANNUAL BONUS

(a)     In recognition of the 2016 annual bonus that Executive will forfeit with his prior employer in connection with commencing employment with Company, Company shall pay to Executive the amount of $1,200,000 in a lump sum in cash within five (5) days of the Effective Date. Executive shall be required to repay such amount to Company within five (5) days following the Termination Date in the event that (i) Executive resigns his employment with Company other than either for Good Reason or due to Disability or (ii) Company terminates Executive’s employment for Cause, prior to December 31, 2017 (each such term as defined below).

(b)     For each completed fiscal year of Company (“Fiscal Year”) during the Employment Term, Executive shall have the opportunity to earn an annual bonus based on achievement of annual performance goals established by the Compensation Committee in its good faith discretion (an “Annual Bonus”) (i) with a target amount equal to no less than 150% of Base Salary as in effect at the beginning of the applicable Fiscal Year (the “Target Bonus”), and (ii) a maximum amount equal to 200% of the Target Bonus for such Fiscal Year for superior achievement of the applicable performance goals for such Fiscal Year, as determined by the Compensation Committee in its good faith discretion and approved by a majority of independent Board members.

(c)     The Annual Bonus earned by Executive for any particular Fiscal Year, if any, will be paid by March 15th immediately following the end of such Fiscal Year (except to the extent Executive has properly deferred the Annual Bonus pursuant to a Company deferred compensation plan or arrangement, if any).

(d)     An Annual Bonus shall not be deemed earned by Executive until the Compensation Committee has determined Executive’s entitlement to such Annual Bonus in accordance with the terms of the applicable Annual Bonus plan. The full Board has approved the Annual Bonus, and Executive has met the applicable employment requirement.

4.3	EQUITY AWARDS

(a)     In consideration of Executive entering into this Agreement and as an inducement to join Company, the Compensation Committee shall award to Executive, on the Effective Date and pursuant to the Office Depot, Inc. 2015 Long-Term Incentive Plan or any successor plan (the “LTIP”), stock options with an aggregate grant date fair value equal to $3,000,000, with such value determined pursuant to the methodology generally used by the Compensation Committee in valuing long-term incentive awards (the “Stock Options”). The Stock Options (i) shall vest pro-rata on the first anniversary, second anniversary and the third anniversary of the Effective Date, with accelerated vesting on the Termination Date of the portion of the Stock Options scheduled to vest within 12 months following the Termination Date in the event that Executive resigns his employment with Company for Good Reason, Company terminates Executive’s employment with Company without Cause, or Executive’s employment with Company terminates by reason of his death or Disability, (ii) shall have a per share exercise price equal to the closing sale price of a share of Company common stock on the grant date of such award, as reported on the NASDAQ Stock Market LLC or such other source as the Compensation Committee deems reliable, or if no such reported sale of Company common stock shall have occurred on that date, on the last day prior to that date on which there was such a reported sale, and (iii) shall have a maximum term that expires on the tenth anniversary of the Effective Date. All other terms and conditions of the Stock Options shall be governed by the terms and conditions of the LTIP and the applicable award agreement evidencing the Stock Options, which shall be consistent with the form of award agreement evidencing the 2016 awards of time-based restricted stock units to ELT members, adapted as necessary for a stock option award.

(b)     In recognition of the equity awards that Executive will forfeit with his prior employer in connection with commencing employment with Company, the Compensation Committee shall award to Executive, on the Effective Date and pursuant to the LTIP, time-based restricted stock units having an aggregate grant date fair value of $4,500,000, with such value determined pursuant to the methodology generally used by the Compensation Committee in valuing time-based restricted stock unit awards (the “Restricted Stock Units”). The Restricted Stock Units shall vest pro-rata on the first anniversary, second anniversary and the third anniversary of the Effective Date, with accelerated vesting in full on the Termination Date in the event that Executive resigns his employment with Company for Good Reason, Company terminates Executive’s employment with Company without Cause, or Executive’s employment with Company terminated by reason of his death or Disability. In all cases, the vested portion of the Restricted Stock Units shall be paid to Executive within 30 days following the applicable vesting date (subject to delay as may be required by Section 22). All other terms and conditions of the Restricted Stock Units shall be governed by the terms and conditions of the LTIP and the applicable award agreement evidencing the Restricted Stock Units, which shall be consistent with the form of award agreement evidencing the annual 2016 awards of time-based restricted stock units to ELT members.

(c)     Executive shall be eligible for annual long-term incentive awards made at the same time as annual awards are made to other ELT members during the Employment Term. With respect to awards made for the Fiscal Year ending December 30, 2017, (i) the aggregate grant date fair value of such awards at target shall be $6,000,000 (with such value determined pursuant to the methodology generally used by the Compensation Committee in valuing long-term incentive awards) and shall be delivered 50% in the form of time-based restricted stock units and 50% in the form of performance share units; (ii) the restricted stock units shall vest pro-rata on the first anniversary, second anniversary and the third anniversary of the grant date; and (iii) the performance share units shall cliff vest on the third anniversary of the grant date based on the degree of achievement of the applicable performance goals. The Compensation Committee shall determine the composition and size of Executive’s long-term incentive awards granted for later Fiscal Years during the Employment Term in its discretion. Executive agrees and acknowledges that the actual value of any performance-based award will be based upon performance in relation to the performance goals used for the award. The terms and conditions of each long-term incentive award granted to Executive shall be governed by the terms and conditions of the LTIP and the applicable award agreement evidencing the award, which shall be consistent with the form of award agreement evidencing the grant of similar awards to other ELT members as of the applicable grant date.

4.4	EMPLOYEE BENEFITS

During the Employment Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by Company, as in effect from time to time, on a basis which is no less favorable than is provided to other ELT members, to the extent consistent with applicable law and the terms of the applicable employee benefit plans. Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

4.5	VACATION

During the Employment Term, Executive shall be eligible for four (4) weeks of paid vacation per calendar year (prorated for partial years) in accordance with Company’s vacation policies, as in effect from time to time.

4.6	RELOCATION

Company shall pay, or reimburse Executive for, all reasonable relocation expenses incurred by Executive relating to the relocation required by Section 3 of this Agreement in accordance with the terms of Company’s executive relocation policy.

4.7	BUSINESS EXPENSES

Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with Company’s expense reimbursement policies and procedures for senior executives.

4.8	LEGAL FEES INCURRED IN NEGOTIATING THE AGREEMENT

Company shall pay, or reimburse Executive for, Executive’s professional fees and other costs incurred in negotiating and entering into this Agreement and related agreements and amendments up to a maximum of $25,000, provided that Executive submits applicable invoices to Company within 90 days following the Effective Date. Any payment required under this Section 4.8 shall be made as soon as administratively practicable after the Effective Date but in any event on or before March 15, 2018.

4.9	OTHER BENEFITS

(a)     Executive shall be entitled to a $25,000 annual automobile allowance, which shall be payable in substantially equal installments in accordance with Company’s customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly.

(b)     Executive shall be entitled to financial and tax planning assistance pursuant to Company policy (currently valued at $13,000 annually for each ELT member).

(c)     Executive shall have the right to personal use of any Company-owned or leased private aircraft for up to 25 hours through December 31, 2017, at times when such aircraft has not already been scheduled for use for Company business. With respect to such use, Executive shall abide by Company’s Aircraft Personal Use Policy. Company shall report taxable income to Executive in respect of personal use of such aircraft as required by law.

4.10	INDEMNIFICATION; D&O

In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or Company related to any contest or dispute between Executive and Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Company, or any affiliate of Company, or is or was serving at the request of Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by Company to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended (if amended to be more favorable to Executive), or to the extent provided in Company’s charter and by-laws (including advances) if more favorable to Executive than the provisions of the Delaware General Corporation Law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorney fees). This Section 4.10 shall survive the termination or expiration of this Agreement and of Executive’s employment.

4.11	CLAWBACK PROVISIONS

Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees that incentive-based compensation and other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is uniformly applicable to senior executives (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement), except to the extent the Compensation Committee determines that applicable law, government regulation or stock exchange listing requirement makes it necessary to apply non-uniform treatment.

5.	TERMINATION OF EMPLOYMENT

The Employment Term and Executive’s employment hereunder may be terminated by either Company or Executive at any time and for any reason; provided, however, that, unless otherwise provided herein, Executive shall be required to give Company at least sixty (60) days advance written notice of any termination of Executive’s employment by Executive. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates.

5.1	NON-RENEWAL BY EXECUTIVE; TERMINATION FOR CAUSE OR WITHOUT GOOD REASON

(a)     The Employment Term and Executive’s employment hereunder may be terminated upon Executive’s failure to renew this Agreement in accordance with Section 1, by Company for Cause, or by Executive without Good Reason. If the Employment Term and Executive’s employment is terminated upon Executive’s failure to renew this Agreement, by Company for Cause, or by Executive without Good Reason, then:

(i)       Executive shall be eligible to receive any accrued but unpaid Base Salary, which shall be paid on the Termination Date (as defined below);

(ii)      Executive shall be eligible to receive reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with Company’s expense reimbursement policy;

(iii)     Executive shall be eligible to receive such employee benefits (excluding equity compensation), if any, as to which Executive may be eligible under Company’s non-equity compensation employee benefit plans as of the Termination Date; provided that, (A) in no event shall Executive be eligible for any payments in the nature of severance or termination payments except as specifically provided herein and (B) in no event shall Executive be entitled to any equity compensation except as specifically provided in this Agreement, the grants or awards of any such equity compensation actually made to Executive, and the terms of the specific equity compensation plans pursuant to which any such grants or awards were made; and

(iv)     Executive shall retain all rights to indemnification and Directors and Officers Liability Insurance provided under Section 4.10 of this Agreement.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b)     For purposes of this Agreement, “Cause” shall mean:

(i)       Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)      Executive’s willful failure to comply with any valid and legal directive of the Board;

(iii)     Executive’s engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to Company or its affiliates;

(iv)     Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with Company;

(v)       Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)      Executive’s willful violation of a material policy of Company;

(vii)     Executive’s failure to timely meet his relocation obligation specified in Section 3 of this Agreement; or

(viii)     Executive’s material breach of any material obligation under this Agreement, including but not limited to Section 7 of this Agreement, or any other written agreement between Executive and Company.

Termination of Executive’s employment shall not be deemed to be for Cause unless and until Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that Executive is guilty of the conduct described in any of (i) through (viii) above, after having afforded Executive a reasonable opportunity to appear (with counsel) before the Board. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have thirty (30) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that if Company reasonably expects irreparable injury from a delay of thirty business (30) days, Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. In the event Company provides notice of less than thirty (30) days, Executive shall be paid his base salary for the remainder of the thirty (30) day period.

For purposes of this Section 5.1(b), no act or failure by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of Company or one or more of its businesses.

(c)     For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following, in each case during the Employment Term without Executive’s written consent:

(i)       a material reduction in Executive’s Base Salary (as such annual base salary may be increased from time to time), except for across-the-board annual base salary reductions affecting the ELT; or

(ii)      the relocation of Company’s principal executive office to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from its location on the Effective Date and that results in a material increase to Executive’s normal daily commute, except for required travel on business for Company or any Subsidiary; or

(iii)     the failure of Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

(iv)     Company notice to Executive under Section 1 to not extend the term of this Agreement; or

(v)      any material breach by Company of any material provision of this Agreement, unless arising from Executive’s inability to materially perform his duties contemplated hereunder.

provided, however, that Executive will only have Good Reason if Executive provides Notice of Termination to Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstance is not cured within thirty (30) days after Company’s receipt of such Notice of Termination. If Executive initiates Executive’s separation from service for Good Reason, the actual separation from service must occur within sixty (60) days after the date of the Notice of Termination. Executive’s failure to timely give Notice of Termination of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

5.2	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON

In the event the Employment Term and Executive’s employment hereunder is terminated by Executive for Good Reason or by Company without Cause prior to the end of the Employment Term, and if Section 5.4 does not apply, then Executive shall be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and Executive’s satisfaction of the general release of claims requirement specified below and subject to Section 22, Executive shall be entitled to receive the following:

(a)     An amount equal to two (2) times Executive’s Base Salary in effect on the Termination Date (disregarding any reduction in Base Salary that is the basis for Executive’s termination for Good Reason), payable in a lump sum within sixty (60) days following the Termination Date;

(b)     If, on account of Executive’s termination of employment, Executive forfeits Executive’s right to earn an Annual Bonus for the Fiscal Year in which the Termination Date occurs, a lump sum cash payment equal to the product of (i) the Annual Bonus, if any, that Executive would have earned for the Fiscal Year in which the Termination Date occurs after taking into account the degree of achievement of the applicable performance goals for such Fiscal Year and (ii) a fraction, the numerator of which is the number of days Executive was employed by Company during such Fiscal Year (rounded up to the next highest number of days in the case of a partial day of employment) and the denominator of which is the number of days in such Fiscal Year (the “Pro-Rata Bonus”). This amount, if any, shall be paid to Executive in a lump sum on the later of (x) the date on which the Annual Bonus would have been paid to Executive but for Executive’s termination of employment during such Fiscal Year, or (y) within sixty (60) days following the Termination Date (but in no event later than March 15th of the calendar year immediately following the calendar year in which the Termination Date occurs);

(c)     If Executive timely and properly elects continued Company-provided group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), Company shall reimburse Executive in an amount equal to the monthly COBRA premium paid by Executive for such coverage less the active employee premium for such coverage. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer;

(d)     Any unpaid Annual Bonus for the completed Fiscal Year preceding the Fiscal Year in which the Termination Date occurs, calculated by taking into account the degree of achievement of the applicable objective performance goals for such preceding Fiscal Year (the “Prior Year Bonus”), shall be paid to Executive in a lump sum on the date on which the Annual Bonus would have been paid to Executive but for Executive’s termination of employment; and

(e)     The treatment of any outstanding equity awards shall be determined in accordance with the terms of the LTIP and the applicable award agreements evidencing such awards and the requirements of Section 4.3(a) and (b) of this Agreement.

If, at the time of termination, the Board is aware of the existence of any circumstances reasonably likely to give rise to claims by Company against Executive, Company shall give Executive notice of such circumstances at the time of termination.

As a condition to Company’s payment to Executive of the amounts required to be paid under this Section 5.2 (other than the Accrued Benefits), Executive agrees to execute a general release (or to the execution by Executive’s legal representative of a general release) of all then existing claims against Company, its Subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of Executive’s employment with Company in a form substantially consistent with Company’s standard form of general release used for officers and not inconsistent with the terms of this Agreement (“Release”), and Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless Executive satisfies this release requirement. Company will provide the Release required by this Section 5.2 to Executive within five (5) days after the Termination Date. Executive must sign and return the Release to Company within 21 days after receipt of the Release if Executive’s employment termination is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and within 45 days after receipt of the Release if Executive’s termination is part of such a group termination program (in which case Company shall make such modifications to the Release as is required by law in connection with such group termination program), and Executive must not revoke it during the seven (7)-day revocation period that begins when the signed Release is returned to Company.

5.3	DEATH OR DISABILITY

(a)     The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and Company or Executive may terminate the Employment Term and Executive’s employment hereunder on account of Executive’s Disability.

(b)     If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)       The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1);

(ii)      The Prior Year Bonus;

(iii)     The Pro Rata Bonus; and

(iv)     The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable LTIP and the applicable award agreements and Sections 4.3(a) and (b) of this Agreement.

Notwithstanding any other provision contained herein, all payments made in connection with Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)     For purposes of this Agreement, “Disability” shall mean the later to occur of (i) Executive’s inability, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; or (ii) the date on which the insurer or administrator under Company’s program of long-term disability insurance determines that Executive is eligible to commence benefits under such insurance. Any question as to the existence of Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.

5.4	CHANGE IN CONTROL TERMINATION

During the Employment Term, Executive shall participate in the Office Depot, Inc. Executive Change in Control Severance Plan (the “CIC Plan”) as a Tier 1 Participant (within the meaning of the CIC Plan). If Executive becomes entitled to severance benefits under the CIC Plan on account of termination of Executive’s employment with Company that are more favorable than the severance benefits under Section 5.2, he shall not be entitled to severance benefits under Section 5.2 of this Agreement with respect to such termination of employment. Under no circumstances is it intended that Executive be entitled to severance benefits under both Section 5.2 of this Agreement and the CIC Plan.

Anything in the CIC Plan (as in effect from time to time) to the contrary notwithstanding, in the event of any dispute under the CIC Plan between Executive and Company (or its successor), Company shall pay all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any proceeding relating to the interpretation or enforcement of any provision of the CIC Plan if Executive prevails on any material substantive issue in such dispute.

5.5	NOTICE OF TERMINATION

Any termination of Executive’s employment hereunder by Company or by Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of Executive’s death in Section 1) shall be communicated by written notice of termination (“Notice of Termination”) sent to the other party hereto in accordance with Section 24. The Notice of Termination shall specify:

(a)     The termination provision of this Agreement relied upon;

(b)     To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

(c)     The applicable Termination Date.

5.6	TERMINATION DATE

Executive’s Termination Date shall be:

(a)     If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;

(b)     If Company terminates Executive’s employment hereunder, the date the Notice of Termination is delivered to Executive or such later date specified in the Notice;

(c)     If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered to Company; provided that Company may waive all or any part of the 60 day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by Company; and

(d)     If Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.7	MITIGATION

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2(c), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

5.8	RESIGNATION OF ALL OTHER POSITIONS

Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of Company or any of its affiliates.

6.	COOPERATION

The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to Executive’s professional commitments, Executive shall cooperate with Company in connection with matters arising out of Executive’s service to Company; provided that, Company shall make reasonable efforts to minimize disruption of Executive’s other activities. Company shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

7.	CONFIDENTIAL INFORMATION

Executive acknowledges that during the Employment Term, Executive will have access to and learn about Confidential Information, as defined below.

7.1	DEFINITION

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: information concerning customers or vendors (including special terms and deals), employees, marketing plans, business plans, operations, pricing, promotions, policies, publications, services, strategies, techniques, contracts, transactions, negotiations, trade secrets, financial information, employee lists, internal controls, security procedures, market studies, sales information, customer lists, distributor lists, and buyer lists of Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Company in confidence.

Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive understands and agrees that Confidential Information includes information developed by Executive in the course of Executive’s employment by Company as if Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

7.2	COMPANY CREATION AND USE OF CONFIDENTIAL INFORMATION

Executive understands and acknowledges that Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of office supply. Executive understands and acknowledges that as a result of these efforts, Company has created, and continues to use and create Confidential Information. This Confidential Information provides Company with a competitive advantage over others in the marketplace.

7.3	DISCLOSURE AND USE RESTRICTIONS

Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Company not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Company, except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required (i) for Executive’s enforcement of rights or defense of claims under this Agreement or (ii) by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall (if lawful) promptly provide written notice of any such order to the Board.

Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment by Company) and shall continue during and after Executive’s employment by Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for the disclosure of a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal and any other disclosure of the trade secret Executive makes is only as allowed by the court.

8.	RESTRICTIVE COVENANTS

8.1	ACKNOWLEDGMENT

Executive acknowledges that in the course of his employment with Company, Executive will have access to and gain knowledge of the trade secrets and other Confidential Information of Company and its subsidiaries. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with Company. Executive understands and acknowledges that the intellectual or artistic and other services Executive provides to Company are unique, special or extraordinary.

Executive further understands and acknowledges that Company’s ability to reserve these for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

8.2	NON-COMPETITION

Because of Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Employment Term and for the “Restricted Period” (as defined below) thereafter, to run consecutively, beginning on the last day of Executive’s employment with Company, for any reason or no reason and whether employment is terminated at the option of Executive or Company, Executive agrees and covenants that he will not, directly or through another person or entity, engage in Prohibited Activity in the Restricted Area. The “Restricted Period” shall be twenty-four (24) months in the case of Executive’s termination of employment with Company under Section 5.2 of this Agreement and twelve (12) months in all other cases.

For purposes of this Section 8, “Restricted Area” means that area necessary to protect Company’s legitimate business needs, including all 50 states, Puerto Rico, St. Croix, and other U.S. Territories. “Competitor” means office products stores, retailers, direct business to business sales providers, or contract/commercial stationers engaged in the sale of business or office products and/or services, including, but not limited to, Staples, Lyreco, W.B. Mason, Impact Office Supplies, and Royal Office Products, as well as businesses having a particular product line or service in competition with a Company product line or service, such as copy services, managed print services, furniture sales and installation services, cleaning and break room supplies, janitorial and sanitation supplies, shipping services, direct business sales, internet business sales, or particular product lines at businesses such as Walmart, Target, Best Buy, Ricoh, Costco, Amazon and FedEx Office, and also includes any internet or other direct mail or direct marketing company engaged in the sale of business or office products and/or services.

For purposes of this Section 8, “Prohibited Activity” is activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a Competitor. During the Restricted Period, Executive shall not (i) own any interest in, control, or participate in any Competitor; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any Competitor. Nothing herein shall prohibit Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Board.

8.3	NON-SOLICITATION

During the Employment Term and for twelve (12) months thereafter, to run consecutively, beginning on the last day of Executive’s employment with Company, for any reason or no reason and whether employment is terminated at the option of Executive or Company, Executive agrees and covenants not to directly or indirectly through another person or entity: (a) induce or solicit any Company employee to leave Company employ or otherwise interfere with such employee’s relationship with Company; provided, however, that nothing shall prohibit Executive from discharging any employee of Company as part of Executive’s regular duties while employed by Company; (b) hire any person who was a Company employee during the last six months of Executive’s employment; or (c) induce or solicit or attempt to influence any Customer, supplier, licensee, licensor, or franchisee of Company about whom Executive has or may have had Confidential Information, or whom Executive, as a result of Executive’s employment with Company, contacted, solicited, or called upon to (i) cease doing business or change detrimentally its relationship with Company, or (ii) provide or purchase goods or services similar to the goods or services provided by it to or purchased by Company. “Customer” means any individual, company or other entity that has bought, buys, or may purchase or otherwise obtain goods or services from Company.

9.	NON-DISPARAGEMENT

Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any false, derogatory, defamatory or disparaging remarks, comments or statements concerning Company or its businesses, or any of its employees, officers, directors to or on behalf of any and existing or prospective customer, client, supplier, vendor, licensee, licensor, franchisee, investor, competitor or other associated third party.

Company agrees and covenants that it will not authorize the making of, nor will the Board or any direct reports to the Chief Executive Officer at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.

This Section 9 does not, in any way, restrict or impede Executive or Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall; (if lawful) promptly provide written notice of any such order to the Board. In addition, this Section 9 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.

10.	ACKNOWLEDGEMENT

Executive acknowledges and agrees that the services to be rendered by Executive to Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company.

Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and Company’s rights under Section 7, Section 8 and Section 9 of this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or Company’s enforcement thereof.

11.	REMEDIES

If, at the time of enforcement of any of the obligations in Section 8, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified.

In the event of a breach or threatened breach by Executive of Section 7, Section 8 or Section 9 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 8, the applicable period of restriction shall be tolled until such breach or violation has been cured.

12.	ARBITRATION

Except as provided above for alleged violations of Sections 7, 8 and 9 of this Agreement, for which immediate equitable relief in an appropriate court of law specified in Section 16 may be sought, and except for claims for benefits under any Company benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, which shall be made and resolved in the manner specified in the claims procedures applicable to the plan at issue, any and all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in the State of Florida, applying federal and/or Florida law, or at such other location agreed by the parties hereto, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. The parties shall be entitled to take the following discovery in such proceedings: a total of 20 interrogatories, document requests, or requests for admission; and up to two seven-hour depositions per party, with such discovery to be conducted in accordance with the Federal Rules of Civil Procedure. Upon motion, the arbitrator has the authority to permit additional discovery (and to place limits upon such additional discovery) upon a showing of compelling need by a party. Each party shall be entitled to present the testimony of one or more expert witnesses in such arbitration. The parties may submit post-hearing briefs within 21 days of the close of the arbitration hearing, and the determination of the arbitrator shall be made within thirty days following the receipt of the parties’ post-hearing briefs. The decision of the arbitrator shall be final and binding on the parties. A final judgment may be entered in any court having proper jurisdiction based on the award of the arbitrator. Company shall pay all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement if Executive prevails on any material substantive issue in such proceeding; otherwise, each party shall be responsible for its own such fees and costs, and the costs of the arbitration (AAA fees, arbitrator fees, arbitrator expenses, room costs, etc.) shall be split evenly by the parties.

13.	PROPRIETARY RIGHTS

13.1	WORK PRODUCT

Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to Company’s or any of its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Executive, alone or with others, while employed by Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2	WORK MADE FOR HIRE; ASSIGNMENT

Executive acknowledges and agrees that all writings and documentation of any kind produced by Executive in the course of working for Company are works made for hire (as that term is defined by U.S. Copyright law, 17 U.S.C. § 101) and the property of Company, including without limitation any copyrights in such writings and documentation. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.

13.3	FURTHER ASSURANCES; POWER OF ATTORNEY

Executive shall promptly disclose such Work Product to Company. During and after Executive’s employment, Executive agrees to reasonably cooperate with Company (at Company’s sole expense) to (a) apply for, obtain, perfect and transfer to Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Company. Executive hereby irrevocably grants Company power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by Executive’s subsequent incapacity.

13.4	NO LICENSE

Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by Company.

14.	SECURITY

Upon (a) voluntary or involuntary termination of Executive’s employment or (b) Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by Company or any of its business associates or created by Executive in connection with Executive’s employment by Company; and (ii) delete or destroy all copies of any such documents and materials not returned to Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.

15.	PUBLICITY

During the Employment Term, Executive hereby consents to any and all reasonable and customary uses and displays, by Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by Company, for all legitimate commercial and business purposes of Company (“Permitted Uses”), without royalty, payment or other compensation to Executive.

16.	GOVERNING LAW: JURISDICTION AND VENUE

This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida or the U.S. District Court including Palm Beach County in its jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any such proceeding, each of the parties hereby knowingly and willingly waives and surrenders such party’s right to trial by jury and agrees that such litigation shall be tried to a judge sitting alone as the trier of both fact and law, in a bench trial, without a jury.

17.	ENTIRE AGREEMENT

Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.

18.	MODIFICATION AND WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19.	SEVERABILITY

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

20.	CAPTIONS

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.	COUNTERPARTS

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.	SECTION 409A

To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 22 shall govern in all cases over any contrary or conflicting provision in this Agreement.

It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. Company does not, however, assume any economic burdens associated with Section 409A. Although Company intends to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law. Company and its Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of this Agreement. Neither Company nor its Subsidiaries have any obligation to indemnify or otherwise protect Executive from any obligation to pay taxes under Section 409A.

The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each such payment that is made within 2- 1⁄2 months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each such payment that is made later than 2- 1⁄2 months following the end of the year that contains the Termination Date is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below.

To the extent necessary to comply with Section 409A, in no event may Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to Executive under this Agreement is conditioned upon Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) Executive incurs a Separation from Service. In addition, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of Executive’s Separation from Service or, if earlier, the date of the Executive’s death.

To the extent that any payment of or reimbursement by Company to Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Company expense reimbursement policy or specifically provided otherwise in this Agreement, Company shall make the Reimbursement to Executive on or before the last day of the calendar year following the calendar year in which Executive incurred the eligible expense; (iii) Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.

23.	SUCCESSORS AND ASSIGNS

This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company to expressly assume, in writing, all of Company’s obligations to Executive hereunder. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

24.	NOTICE

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to Company:

Office Depot, Inc.

ATTN: Chief Legal Officer

6600 North Military Trail

Boca Raton, FL 33449

If to Executive, to such address as shall most currently appear on the records of Company, with a copy (not to be considered notice) to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

ATTN: Robert F. Simon

25.	REPRESENTATIONS OF EXECUTIVE

Executive represents and warrants to Company that: (a) Executive’s employment with Company and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit Executive’s job duties or obligations with Company in any way.

26.	WITHHOLDING

Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

27.	SURVIVAL

Upon any expiration or other termination of this Agreement: (i) each of Sections 4.10 (Indemnification; D&O), 6 (Cooperation), 7 (Confidential Information), 8 (Restrictive Covenants), 9 (Disparagement), 10 (Acknowledgment), 11 (Remedies), 12 (Arbitration), 13 (Proprietary Rights), 14 (Security), and 22 (Section 409A) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

28.	ACKNOWLEDGMENT OF FULL UNDERSTANDING

EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates specified below, effective as of the Effective Date.

Gerry P. Smith

Date:

OFFICE DEPOT, INC.

By:

Name:

Title:

Date: